FOR IMMEDIATE RELEASE

Media Contact: Christine Needles Global Corporate Communications Christine.Needles@interface.com +1 404-491-4660	Investor Contact: Bruce Hausmann Chief Financial Officer Bruce.Hausmann@interface.com +1 770-437-6802

Interface Reports Third Quarter 2021 Results

ATLANTA – November 5, 2021 – Interface, Inc. (Nasdaq: TILE), a worldwide commercial flooring company and global leader in sustainability, today announced results for the third quarter ended October 3, 2021.

Quarterly Highlights:

•Q3 2021 orders increased 24% year over year compared to Q3 2020.
•Net sales totaled $313 million, up 12% year over year compared to Q3 2020.
•Q3 2021 GAAP earnings per share of $0.19; Q3 2021 adjusted earnings per share of $0.29.
•Debt paydown continues to be strong with $30 million of debt repaid in the third quarter.
•European carpet tile production no longer using petroleum-based bitumen backing.

“We delivered solid results this quarter, growing sales 12% year over year, while generating $29 million of cash from operating activities and paying down debt to reach pre-pandemic leverage. Order momentum continued, increasing 24% year over year, reflecting a 34% increase in the Americas region and a 12% increase in our EAAA region. Demand for our carbon neutral and carbon negative products continues to build, and we are proud to announce that we have transitioned our European carpet tile backing entirely to CQuest™Bio, removing petroleum-based bitumen in favor of bio-based materials and recycled fillers,” said Dan Hendrix, Chairman and CEO of Interface. “We continue to take great strides on our Climate Take BackTM journey. Last month, we also announced that we are the first global flooring company to receive third-party validation of our 2030 greenhouse gas (GHG) reduction targets as science-based by the Science Based Targets initiative (SBTi). These now validated science-based targets (SBT) commit Interface to further reduce our Scopes 1, 2 and 3 emissions in alignment with our goal of becoming a carbon negative company by 2040.”

“We expect a strong end to the year, as we ended Q3 with backlog up 33% year over year and 8% sequentially. Gross margins will continue to be hampered due to ongoing industry-wide supply chain challenges, but those impacts will be partially offset with pass throughs of price increases and freight surcharges,” added Bruce Hausmann, CFO of Interface.

Third Quarter 2021 Financial Summary

Sales: Third quarter net sales were $312.7 million, up 12% versus $278.6 million in the prior year period. The strong sales activity resulted from a release of pent-up demand and an ensuing commercial market recovery.

Gross profit margin was 34.0% in the third quarter, a decrease of 266 basis points from the prior year period. Adjusted gross profit margin was 34.5%, a decrease of 271 basis points from adjusted gross margin for the prior year period due to higher labor, freight and raw material costs.

Third quarter SG&A expenses were $77.7 million, or 24.9% of net sales, compared to $88.2 million, or 31.6% of net sales in third quarter last year. Adjusted SG&A expenses were $77.5 million, or 24.8% of net sales in third quarter 2021, compared to $75.5 million, or 27.1% of net sales, in the third quarter last year.

Operating Income: Third quarter operating income was $24.8 million, compared to operating income of $15.9 million in the prior year period. Current year operating income includes previously announced charges related to the closure of the Company's manufacturing facility in Thailand. Prior year operating income includes a reversal of a portion of previously recognized restructuring charges. Third quarter 2021 adjusted operating income ("AOI") was $30.2 million versus AOI of $28.1 million in third quarter of 2020.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $11.0 million in the third quarter of 2021, or $0.19 per diluted share, compared to third quarter 2020 GAAP net income of $5.9 million, or $0.10 per diluted share. Third quarter 2021 adjusted net income was $16.9 million, or $0.29 per diluted share, versus third quarter 2020 adjusted net income of $16.5 million, or $0.28 per diluted share.

Adjusted EBITDA: In the third quarter of 2021, adjusted EBITDA was $42.0 million. This compares with adjusted EBITDA of $36.9 million in the third quarter of 2020.
First Nine Months 2021 Financial Summary
Sales: Net sales for the first nine months of 2021 were $860.8 million, versus $826.3 million in the prior year period.

Gross profit margin was 36.2% for the first nine months of 2021, a decrease of 180 basis points from the prior year period. Adjusted gross profit margin was 36.7%, a decrease of 179 basis points from adjusted gross profit margin for the prior year period due to higher labor, freight and raw material costs.

SG&A expenses for the first nine months of 2021 were $236.9 million, or 27.5% of net sales, compared to $255.9 million, or 31.0% of net sales in the same period last year. Adjusted SG&A expenses were $234.5 million, or 27.2% of sales, for the first nine months of 2021 compared to $232.9 million, or 28.2% of net sales, in the same period last year.

Operating Income: Operating income for the first nine months of 2021 was $70.9 million, compared to operating loss of $60.2 million in the prior year period. Current year operating income includes previously announced charges related to the closure of the Company's manufacturing facility in Thailand. Prior year operating income includes a previously announced $121 million non-cash charge for impairment of goodwill and intangible assets, primarily driven by global impacts of the COVID-19 pandemic, and a reversal of a portion of previously recognized restructuring charges. AOI was $81.2 million for the first nine months of 2021 versus AOI of $84.9 million in the same period last year.

Net Income and EPS: On a GAAP basis, the Company recorded net income of $33.4 million in the first nine months of 2021, or $0.57 per diluted share, compared to the first nine months of 2020 GAAP net loss of $91.5 million, or a loss of $1.56 per diluted share. Nine-month 2021 adjusted net income was $44.5 million, or $0.75 per diluted share, versus the first nine months of 2020 adjusted net income of $51.2 million, or $0.88 per diluted share.

Adjusted EBITDA: In the first nine months of 2021, adjusted EBITDA was $116.6 million. This compares with adjusted EBITDA of $108.5 million in the first nine months of 2020.

Cash and Debt: The Company had cash on hand of $92.8 million and total debt of $525 million at the end of the third quarter, compared to $103.1 million of cash and $577 million of total debt at the end of fiscal year 2020.

Third Quarter Segment Results
At the beginning of 2021, the Company expanded its financial reporting into two operating and reportable segments: 1) Americas ("AMS") and 2) Europe, Africa, Asia and Australia (collectively "EAAA"). The realignment solely impacts the Company's segment reporting and there is no change to previously reported consolidated results. Segment AOI includes allocations of corporate SG&A expenses.
AMS Results:
•Q3 2021 net sales of $176.8 million, up 23.7% versus $142.9 million in the prior year period primarily due to the recovering commercial market.
•Q3 2021 orders were up 34% compared to the prior year period.
•Q3 2021 operating income was $21.7 million compared to $14.9 million in the prior year period.
•Q3 2021 AOI was $21.6 million versus AOI of $20.3 million in the prior year period.
EAAA Results:
•Q3 2021 net sales of $135.9 million, up 0.1% versus $135.8 million in the prior year period.
•Currency fluctuations had an approximately $1.9 million positive impact on Q3 2021 sales as compared to Q3 2020 sales due to strengthening of the Euro, British pound sterling, Chinese Renminbi and Australian dollar against the U.S. dollar.
•Q3 2021 orders were up 12% compared to the prior year period.
•Q3 2021 operating income of $3.1 million compared to $1.0 million in the prior year period.
•Q3 2021 AOI was $8.6 million versus AOI of $7.8 million in the prior year period.

First Nine Months Segment Results
AMS Results:
•Net sales for the first nine months of 2021 were $460.4 million, up 1.8% versus $452.2 million in the prior year period. The prior year period included 40 weeks of net sales, and a strong pre-pandemic first quarter, versus the current year period that includes 39 weeks of net sales and a recovering commercial market.
•Operating income for the first nine months of 2021 was $54.4 million compared to $52.1 million in the prior year period.
•AOI for the first nine months of 2021 was $54.6 million versus AOI of $67.8 million in the prior year period.

EAAA Results:
•Net sales for the first nine months of 2021 were $400.4 million, up 7.0% versus $374.1 million in the prior year period primarily due to favorable currency fluctuations. The prior year period included 40 weeks of net sales, and the current year period includes 39 weeks.
•Currency fluctuations had an approximately $25.6 million positive impact on net sales in the first nine months of 2021 as compared to the prior year period, primarily due to the strengthening of the Euro, British pound sterling, Chinese Renminbi and Australian dollar against the U.S. dollar.
•Operating income for the first nine months of 2021 was $16.4 million compared to an operating loss of $112.4 million in the prior year period. The nine-month period of 2020 includes a non-cash goodwill and intangible asset impairment charge of $118.6 million.
•AOI for the first nine months of 2021 was $26.6 million versus AOI of $17.2 million in the prior year period.

Outlook

There continues to be an impact on the global economy due to COVID-19, and a significant, continuing level of disruption in the global supply chain. As the Company continues to monitor this situation, it is anticipating:

•Net sales in the fourth quarter of 2021 of $320 million to $330 million.
•Adjusted gross profit percentage in the fourth quarter of 2021 of approximately 35.5% to 36.5%.
•Adjusted SG&A expense for the full year of 2021 of approximately $315 million to $319 million.
•Interest & Other expense for the full year of 2021 of approximately $28 million.
•An adjusted effective tax rate for the full year of 2021 of approximately 26%.
•Capital expenditures of approximately $30 million for full year of 2021.

Fully diluted share count at the end of the third quarter of 2021 was 59.1 million shares.

Webcast and Conference Call Information

Interface will host a conference call on November 5, 2021, at 8:00 a.m. Eastern Time, to discuss its third quarter 2021 results. The conference call will be simultaneously broadcast live over the Internet.

Listeners may access the conference call live over the Internet at:
https://events.q4inc.com/attendee/211410933, or through the Company's website at: https://investors.interface.com.

The archived version of the webcast will be available at these sites for one year beginning approximately one hour after the call ends.

Non-GAAP Financial Measures

Interface provides adjusted earnings per share, adjusted net income, adjusted operating income ("AOI"), adjusted gross profit, adjusted gross profit margin, adjusted SG&A expenses, organic sales and organic sales growth, net debt, and adjusted EBITDA as additional information regarding its operating results in this press release. These non-GAAP measures are not in accordance with – or alternatives to – GAAP measures, and may be different from non-GAAP measures used by other companies. Adjusted EPS, adjusted net income, and AOI exclude nora purchase accounting amortization, goodwill and intangible asset impairment charges, changes in equity award forfeiture accounting, restructuring charges, asset impairment, and severance and other charges. AOI also excludes an SEC settlement fine. Adjusted EPS and adjusted net income also exclude the loss associated with a warehouse fire and loss on the discontinuance of interest rate swaps. Adjusted gross profit and adjusted gross profit margin exclude nora purchase accounting amortization. Adjusted SG&A expenses exclude changes in equity award forfeiture accounting, asset impairment, severance, an SEC settlement fine and other charges. Organic sales and organic sales growth exclude the impact of foreign currency fluctuations. Net debt is total debt less cash on hand. Adjusted EBITDA is GAAP net income excluding interest expense, income tax expense, depreciation and amortization, stock compensation amortization, goodwill and intangible asset impairment, restructuring charges, asset impairment, severance and other charges, nora purchase accounting amortization, an SEC settlement fine, and the loss associated with a warehouse fire. This news release should be read in conjunction with the Company's Current Report on Form 8-K furnished today to the U.S. Securities & Exchange Commission, which explains why Interface believes presentation of these non-GAAP measures provides useful information to investors, as well as any additional material purposes for which Interface uses these non-GAAP measures.

About Interface

Interface, Inc. is a global flooring company specializing in carbon neutral carpet tile and resilient flooring, including luxury vinyl tile (LVT) and nora® rubber flooring. We help our customers create high-performance interior spaces that support well-being, productivity, and creativity, as well as the sustainability of the planet. Our mission, Climate Take Back™, invites you to join us as we commit to operating in a way that is restorative to the planet and creates a climate fit for life.

Learn more about Interface at interface.com and blog.interface.com, our nora brand at nora.com, our FLOR® brand at FLOR.com, and our Carbon Neutral Floors™ program at interface.com/carbonneutral. Learn more about our carbon negative products at interface.com/carbonnegative.

Follow us on Twitter, YouTube, Facebook, Pinterest, LinkedIn, Instagram, and Vimeo.

Safe Harbor Statement under the Private Securities Litigation Reform Act of 1995:

Except for historical information contained herein, the other matters set forth in this news release are forward-looking statements. Forward-looking statements may be identified by words such as “may,” “expect,” “forecast,” “anticipate,” “intend,” “plan,” “believe,” “could,” "should," "goal," "aim," "objective," “seek,” “project,” “estimate,” “target,” “will” and similar expressions. Forward-looking statements in this press release include, without limitation, any projections we make regarding the Company’s 2021 fourth quarter and the statements regarding the full year 2021 under “Outlook” above. The forward-looking statements set forth above involve a number of risks and uncertainties that could cause actual results to differ materially from any such statement, including but not limited to the risks under the following subheadings in “Risk Factors” in the Company's Annual Report on Form 10-K for the fiscal year ended January 3, 2021: “The COVID-19 pandemic could have a material adverse effect on our ability to operate, our ability to keep employees safe from the pandemic, our results of operations, financial condition, liquidity, capital investments, our near term and long term ability to stay in compliance with debt covenants under our Syndicated Credit Facility and Senior Notes, our ability to refinance our existing indebtedness, and our ability to obtain financing in capital markets”; "Sales of our principal products have been and may continue to be affected by the COVID-19 pandemic, adverse economic cycles, and effects in the new construction market and renovation market"; "Our earnings could be adversely affected by non-cash adjustments to goodwill, when a test of goodwill assets indicate a material impairment of those assets"; "Our substantial international operations are subject to various political, economic and other uncertainties that could adversely affect our business results, including by restrictive taxation or other government regulation and by foreign currency fluctuations"; "The uncertainty surrounding the implementation and effect of the U.K.’s exit from the European Union, and related negative developments in the European Union could adversely affect our business, results of operations or financial condition"; "We have a substantial amount of debt, which could adversely affect our business, financial condition and results of operations and our ability to meet our payment obligations under our debt"; “Servicing our debt requires a significant amount of cash, and we may not have sufficient cash flow from our operations to pay our indebtedness”; “We may incur substantial additional indebtedness, which could further exacerbate the risks associated with our substantial indebtedness"; "We compete with a large number of manufacturers in the highly competitive floorcovering products market, and some of these competitors have greater financial resources than we do. We may face challenges competing on price, making investments in our business, or competing on product design"; "Our success depends significantly upon the efforts, abilities and continued service of our senior management executives, our principal design consultant and other key personnel (including sales personnel), and our loss of any of them could affect us adversely"; "Large increases in the cost of our raw materials, shipping costs, duties or tariffs could adversely affect us if we are unable to pass these cost increases through to our customers"; "Unanticipated termination or interruption of any of our arrangements with our primary third party suppliers of synthetic fiber or our sole third party supplier for luxury vinyl tile (“LVT”) could have a material adverse effect on us"; "If we fail to realize the expected synergies and other benefits of the nora acquisition, our results of operations and stock price may be negatively affected"; "The market price of our common stock has been volatile and the value of your investment may decline"; "Changes to our facilities, manufacturing processes, product construction, and product composition could disrupt our operations, increase customer complaints, increase warranty claims, negatively affect our reputation, and have a material adverse effect on our financial condition and results of operations"; "Our business operations could suffer significant losses from natural disasters, catastrophes, fire, pandemics or other unexpected events"; "Disruptions to or failures of our information technology systems could adversely affect our business"; and “We face risks associated with litigation and claims".

Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. The Company assumes no responsibility to update or revise forward-looking statements made in this press release and cautions readers not to place undue reliance on any such forward-looking statements.

- TABLES FOLLOW -

Consolidated Condensed Statements of Operations	Three Months Ended		Nine Months Ended
(In thousands, except per share data)	10/3/2021	10/4/2020	10/3/2021	10/4/2020

Net Sales	$312,707	$278,642	$860,752	$826,315
Cost of Sales	206,382	176,480	549,397	512,548
Gross Profit	106,325	102,162	311,355	313,767
Selling, General & Administrative Expenses	77,735	88,161	236,867	255,902
Restructuring Charges	3,813	(1,881)	3,621	(3,156)
Goodwill and Intangible Asset Impairment Charge	—	—	—	121,258
Operating Income (Loss)	24,777	15,882	70,867	(60,237)
Interest Expense	7,727	5,426	22,272	16,021
Other Expense	887	2,921	2,219	9,551
Income (Loss) Before Taxes	16,163	7,535	46,376	(85,809)
Income Tax Expense	5,204	1,622	12,968	5,736
Net Income (Loss)	$10,959	$5,913	$33,408	$(91,545)

Earnings (Loss) Per Share – Basic	$0.19	$0.10	$0.57	$(1.56)

Earnings (Loss) Per Share – Diluted	$0.19	$0.10	$0.57	$(1.56)

Common Shares Outstanding – Basic	59,057	58,592	58,942	58,507
Common Shares Outstanding – Diluted	59,057	58,592	58,942	58,507

Consolidated Condensed Balance Sheets
(In thousands)	10/3/2021	1/3/2021
Assets
Cash	$92,809	$103,053
Accounts Receivable	153,239	139,869
Inventory	256,652	228,725
Other Current Assets	33,011	23,747
Total Current Assets	535,711	495,394
Property, Plant & Equipment	333,663	359,036
Operating Lease Right-of Use Asset	93,999	98,013
Goodwill and Intangible Assets	230,928	253,536
Other Assets	94,941	100,032
Total Assets	$1,289,242	$1,306,011

Liabilities
Accounts Payable	$72,517	$58,687
Accrued Liabilities	132,212	105,739
Current Portion of Operating Lease Liabilities	15,040	13,555
Current Portion of Long-Term Debt	15,067	15,319
Total Current Liabilities	234,836	193,300
Long-Term Debt	509,912	561,251
Operating Lease Liabilities	80,741	86,468
Other Long-Term Liabilities	126,976	138,454
Total Liabilities	952,465	979,473
Shareholders’ Equity	336,777	326,538
Total Liabilities and Shareholders’ Equity	$1,289,242	$1,306,011

Consolidated Condensed Statements of Cash Flows	Three Months Ended		Nine Months Ended
(In thousands)	10/3/2021	10/4/2020	10/3/2021	10/4/2020
OPERATING ACTIVITIES
Adjustments to Reconcile Net Income (Loss) to Cash Provided by Operating Activities:
Net Income/(Loss)	$10,959	$5,913	$33,408	$(91,545)
Depreciation and Amortization	11,417	11,732	35,087	33,480
Stock Compensation Amortization/(Benefit)	1,678	800	4,150	(1,416)
Goodwill and Intangible Asset Impairment Charge	—	—	—	121,258
Amortization of Acquired Intangible Assets	1,407	1,399	4,269	4,030
Deferred Income Taxes and Other Non-Cash Items	1,507	(3,074)	2,564	(20,438)
Change in Working Capital
Accounts Receivable	(8,245)	9,912	(17,061)	47,572
Inventories	(2,375)	21,995	(36,230)	13,203
Prepaid Expenses and Other Current Assets	7,808	7,814	(7,022)	8,819
Accounts Payable and Accrued Expenses	4,782	8,350	44,891	(17,695)
Cash Provided by Operating Activities	28,938	64,841	64,056	97,268
INVESTING ACTIVITIES
Capital Expenditures	(5,294)	(11,219)	(17,406)	(46,884)
Other	—	(154)	—	(183)
Cash Used in Investing Activities	(5,294)	(11,373)	(17,406)	(47,067)
FINANCING ACTIVITIES
Repayments of long-term debt	(49,487)	(66,243)	(106,283)	(114,022)
Borrowing of long-term debt	19,000	23,000	57,000	93,000
Tax Withholding Payments for Share-Based Compensation	—	(17)	(193)	(1,505)
Proceeds from Issuance of Common Stock	—	—	—	93
Debt issuance costs	—	(1,519)	(36)	(1,519)
Dividends Paid	(593)	(586)	(1,771)	(4,978)
Finance Lease Payments	(680)	(442)	(1,796)	(1,252)
Cash Used in Financing Activities	(31,760)	(45,807)	(53,079)	(30,183)
Net Cash Provided by (Used in) Operating, Investing and Financing Activities	(8,116)	7,661	(6,429)	20,018
Effect of Exchange Rate Changes on Cash	(1,447)	4,214	(3,815)	2,400
CASH AND CASH EQUIVALENTS
Net Change During the Period	(9,563)	11,875	(10,244)	22,418
Balance at Beginning of Period	102,372	91,844	103,053	81,301
Balance at End of Period	$92,809	$103,719	$92,809	$103,719

Segment Results

	Three Months Ended		Nine Months Ended
(in thousands)	10/3/2021	10/4/2020	10/3/2021	10/4/2020
Net Sales
AMS	$176,770	$142,858	$460,402	$452,171
EAAA	135,937	135,784	400,350	374,144
Consolidated Net Sales	$312,707	$278,642	$860,752	$826,315

Segment AOI
AMS	$21,595	$20,279	$54,606	$67,771
EAAA	8,586	7,821	26,557	17,151
Consolidated AOI	$30,181	$28,100	$81,163	$84,922

* Note: Segment AOI includes allocation of corporate SG&A expenses

Reconciliation of GAAP Financial Measures to Non-GAAP Financial Measures
(In millions, except per share amounts)

	Third Quarter 2021			Third Quarter 2020				First Nine Months 2021			First Nine Months 2020
Net Sales as Reported (GAAP)	$312.7			$278.6				$860.8			$826.3
Impact of Changes in Currency	(2.5)			—				(27.5)			—
Organic Sales *	$310.2			$278.6				$833.2			$826.3

	Third Quarter 2021							Third Quarter 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS
GAAP As Reported	$106.3	$77.7	$24.8			$11.0	$0.19	$102.2	$88.2	$15.9			$5.9	$0.10
Non-GAAP Adjustments
Purchase Accounting Amortization	1.4	—	1.4	1.4	(0.4)	1.0	0.02	1.4	—	1.4	1.4	(0.4)	1.0	0.02
Restructuring, Asset Impairment, Severance and Other Charges	—	(0.2)	4.0	4.0	(0.5)	3.5	0.06	—	(7.7)	5.8	5.8	(1.2)	4.6	0.08
SEC Fine	—	—	—	—	—	—	—	—	(5.0)	5.0	5.0	—	5.0	0.09
Loss on Discontinuance of Interest Rate Swaps	—	—	—	1.8	(0.4)	1.4	0.02	—	—	—	—	—	—	—
Adjustments Subtotal *	1.4	(0.2)	5.4	7.3	(1.3)	5.9	0.10	1.4	(12.7)	12.2	12.2	(1.6)	10.6	0.18
Adjusted (non-GAAP) *	$107.7	$77.5	$30.2			$16.9	$0.29	$103.6	$75.5	$28.1			$16.5	$0.28

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Nine Months 2021							First Nine Months 2020
				Adjustments							Adjustments
	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income	Diluted EPS	Gross Profit	SG&A	Operating Income	Pre-tax	Tax Effect	Net Income /(Loss)	Diluted EPS
GAAP As Reported	$311.4	$236.9	$70.9			$33.4	$0.57	$313.8	$255.9	$(60.2)			$(91.5)	$(1.56)
Non-GAAP Adjustments
Purchase Accounting Amortization	4.3	—	4.3	4.3	(1.2)	3.0	0.05	4.0	—	4.0	4.0	(1.2)	2.8	0.05
Goodwill and Intangible Asset Impairment	—	—	—	—	—	—	—	—	—	121.3	121.3	(1.5)	119.8	2.05
Restructuring, Asset Impairment, Severance and Other Charges	—	(2.4)	6.0	6.0	(0.9)	5.1	0.09	—	(16.6)	13.5	13.5	(2.7)	10.8	0.18
Change in Equity Award Forfeiture Accounting	—	—	—	—	—	—	—	—	(1.4)	1.4	1.4	(0.3)	1.1	0.02
Warehouse Fire Loss	—	—	—	(0.2)	—	(0.1)	—	—	—	—	4.2	(1.0)	3.2	0.05
SEC Fine	—	—	—	—	—	—	—	—	(5.0)	5.0	5.0	—	5.0	0.09
Loss on Discontinuance of Interest Rate Swaps	—	—	—	4.0	(0.9)	3.0	0.05	—	—	—	—	—	—	—
Adjustments Subtotal *	4.3	(2.4)	10.3	14.1	(3.0)	11.0	0.19	4.0	(23.0)	145.2	149.3	(6.6)	142.7	2.44
Adjusted (non-GAAP) *	$315.6	$234.5	$81.2			$44.5	$0.75	$317.8	$232.9	$84.9			$51.2	$0.88

* Note: Sum of reconciling items may differ from total due to rounding of individual components

Reconciliation of GAAP Operating Income to Adjusted Operating Income ("AOI")
(In millions)

	Third Quarter 2021			First nine Months 2021			First Nine Months 2020
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income / (Loss)	$21.7	$3.1	$24.8	$54.4	$16.4	$70.9	$52.1	$(112.4)	$(60.2)
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.4	1.4	—	4.3	4.3	—	4.0	4.0
Goodwill and Intangible Asset Impairment Charge	—	—	—	—	—	—	2.7	118.6	121.3
Impact of Change in Equity Award Forfeiture Accounting	—	—	—	—	—	—	0.8	0.7	1.4
Restructuring, Asset Impairment, Severance and Other Charges	(0.1)	4.1	4.0	0.2	5.9	6.0	9.5	4.0	13.5
SEC Fine	—	—	—	—	—	—	2.7	2.3	5.0
Adjustments Subtotal *	(0.1)	5.5	5.4	0.2	10.1	10.3	15.6	129.5	145.2
AOI *	$21.6	$8.6	$30.2	$54.6	$26.6	$81.2	$67.8	$17.2	$84.9

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	First Quarter 2020			Second Quarter 2020			Third Quarter 2020			Fourth Quarter 2020			Fiscal Year 2020
	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *	AMS Segment	EAAA Segment	Consolidated *
GAAP Operating Income	$20.1	$(113.6)	$(93.5)	$17.2	$0.2	$17.4	$14.9	$1.0	$15.9	$21.1	$(0.2)	$20.9	$73.3	$(112.6)	$(39.3)
Non-GAAP Adjustments
Purchase Accounting Amortization	—	1.3	1.3	—	1.3	1.3	—	1.4	1.4	—	1.4	1.4	—	5.5	5.5
Goodwill and Intangible Asset Impairment Charge	2.7	118.6	121.3	—	—	—	—	—	—	—	—	—	2.7	118.6	121.3
Impact of Change in Equity Award Forfeiture Accounting	0.8	0.7	1.4	—	—	—	—	—	—	—	—	—	0.8	0.7	1.4
Restructuring, Asset Impairment, Severance and Other Charges	—	(1.1)	(1.1)	6.8	2.0	8.8	2.7	3.1	5.8	0.2	3.0	3.2	9.7	6.9	16.7
SEC Fine	—	—	—	—	—	—	2.7	2.3	5.0	—	—	—	2.7	2.3	5.0
Adjustments Subtotal *	3.5	119.4	122.9	6.8	3.3	10.1	5.4	6.8	12.2	0.2	4.4	4.6	15.9	133.9	149.8
AOI *	$23.6	$5.8	$29.4	$23.9	$3.5	$27.5	$20.3	$7.8	$28.1	$21.3	$4.2	$25.6	$89.1	$21.4	$110.5

* Note: Sum of reconciling items may differ from total due to rounding of individual components

	Third Quarter 2021	Third Quarter 2020	First Nine Months 2021	First Nine Months 2020	Fiscal Year 2020
Net Income (Loss) as Reported (GAAP)	$11.0	$5.9	$33.4	$(91.5)	$(71.9)
Income Tax Expense (Benefit)	5.2	1.6	13.0	5.7	(7.5)
Interest Expense (including debt issuance cost amortization)	7.7	5.4	22.3	16.0	29.2
Depreciation and Amortization (excluding debt issuance cost amortization)	11.0	10.9	33.7	31.8	43.8
Stock Compensation Amortization (Benefit)	1.7	0.8	4.2	(1.4)	(0.5)
Purchase Accounting Amortization	1.4	1.4	4.3	4.0	5.5
Goodwill and Intangible Asset Impairment	—	—	—	121.3	121.3
Restructuring, Asset Impairment, Severance and Other Charges	4.0	5.8	6.0	13.5	16.7
Warehouse Fire Loss	—	—	(0.2)	4.2	4.2
SEC Fine	—	5.0	—	5.0	5.0
Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (AEBITDA)*	$42.0	$36.9	$116.6	$108.5	$145.7

	As of 10/3/21
Total Debt	$525.0
Total Cash on Hand	(92.8)
Total Debt, Net of Cash on Hand (Net Debt)	$432.2

	10/3/2021
Total Debt / LTM Net Income (Loss)	9.9x
Net Debt / LTM AEBITDA	2.8x

Note: Sum of reconciling items may differ from total due to rounding of individual components
* Historical AEBITDA figures have been updated to reflect a change in depreciation and amortization values used to calculate AEBITDA.

The impacts of changes in foreign currency presented in the tables are calculated based on applying the prior year period's average foreign currency exchange rates to the current year period.

The Company believes that the above non-GAAP performance measures, which management uses in managing and evaluating the Company’s business, may provide users of the Company’s financial information with additional meaningful basis for comparing the Company’s current results and results in a prior period, as these measures reflect factors that are unique to one period relative to the comparable period. However, these non‑GAAP performance measures should be viewed in addition to, and not as an alternative for, the Company’s reported results under accounting principles generally accepted in the United States. Tax effects identified above (when applicable) are calculated using the statutory tax rate for the jurisdictions in which the charge or income occurred.
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